EXHIBIT (m)(6)(b)
AMENDED
SCHEDULE A

EATON VANCE GROWTH TRUST
CLASS R DISTRIBUTION PLAN

Fund	Adopted:
Eaton Vance Atlanta Capital SMID-Cap Fund	June 15, 2009
Eaton Vance Worldwide Health Sciences Fund	June 16, 2003